Exhibit 99.1

Zoran Corporation:

Karl Schneider

Chief Financial Officer

(408) 523-6500

ir@zoran.com

Company Web Site:

www.zoran.com

ZORAN CORPORATION RECEIVES NASDAQ NOTICE
REGARDING DELAYED FILING OF FORM 10-Q

Company to Request Hearing

Sunnyvale, Calif. – August 15, 2006 – Zoran Corporation (Nasdaq: ZRAN) announced that on August 14, 2006 it received a Nasdaq Staff Determination stating that the Company is not in compliance with Marketplace Rule 4310(c)(14) because it did not timely file its report on Form 10-Q for the quarter ended June 30, 2006 and, therefore, that its common stock is subject to delisting from the Nasdaq Global Select Market.

The Company will request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance that the panel will grant the Company’s request for continued listing. Pending a decision by the hearing panel, Zoran’s common stock will continue to be traded on the Nasdaq market.

As previously announced, Zoran has delayed filing its Form 10-Q report pending the completion of a review of its historical stock option practices being conducted by a special committee of its Board of Directors. The Company plans to file its Form 10-Q report as soon as practicable following the conclusion of the review.

Company Profile

Zoran Corporation, based in Sunnyvale, California, is a leading provider of digital solutions for applications in the growing digital entertainment and digital imaging markets. With two decades of expertise developing and delivering digital signal processing technologies, Zoran has pioneered high-performance digital audio and video, imaging applications, and Connect and Share technologies for the digital home. Zoran’s proficiency in integration delivers major benefits for OEM customers, including greater capabilities within each product generation, reduced system costs, and shorter time to market. Zoran-based DVD, digital camera, DTV, multimedia mobile phone, and multifunction printer products have received recognition for excellence and are now in hundreds of millions of homes and offices worldwide. With headquarters in the U.S. and operations in Canada, China, England, Germany, India, Israel, Japan, Korea, and Taiwan, Zoran may be contacted on the World Wide Web at www.zoran.com or at 408-523-6500.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s plans to request a hearing with Nasdaq. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially from those projected. These risks and uncertainties include, but are not limited to, the timing and results of the review by the special committee; the timing and outcome of the Nasdaq hearing; the impact of any actions that may be required or taken as a result of such review or the Nasdaq hearing and review process. Information regarding other risks and uncertainties can be found in the Company’s most recently filed annual report on Form 10-K and other filings that have been made with the SEC.